EXHIBIT 99.1

Puradyn Releases 2014 2nd Quarter Unaudited Financial Results

Boynton Beach, FL – August 12, 2014 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), the global bypass oil filtration system manufacturer, today reported unaudited results of operations for the second fiscal quarter ended June 30, 2014.

Net sales for the three months ended June 30, 2014 were $772,880 compared to $600,390 for the same period in 2013, an increase of 29%.  Net sales for the six month period ending June 30, 2014 were approximately $1.67 million compared to approximately $1.17 million for the same time period in 2013, an increase of 42%.

The Company reported a net loss of $251,517 or ($0.01) per share, basic and diluted, for the three months ended June 30, 2014, compared to a net loss of $474,215 or ($0.01) per share, basic and diluted, for the same period in 2013; and a net loss of $469,603 or ($0.01) per share, basic and diluted, for the six months ended June 30, 2014, compared to a net loss of $890,899 or ($0.01) for the same period in 2013.  Basic and diluted weighted average shares used in the calculation for the three-months ended 2014 and 2013 were 48,743,498 and 48,441,050, respectively.

Loss from operations for the three months ended June 30, 2014 decreased by $241,221 or 56%, as compared to the same period in 2013.  Gross profit, as a percentage of sales, increased from 16% in the second quarter of 2013 to 36% in the second quarter of 2014.  Loss from operations for the six months ended June 30 decreased by $448,422 or 56% in 2014 as compared to the same period in 2013.  Gross profit, as a percentage of sales, increased from 23% in the six months ending June 30, 2013 to 38% in the six months ending June 30, 2014.

Kevin G. Kroger, President and COO, noted, “We remain optimistic for 2014 as our second quarter shows continued increase over 2013.  Additionally, our order board remains strong with a 43% increase year to date July 2014 over the same time period in 2013.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at http://www.puradyn.com.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution. Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2014 and 2013

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$772,880	$600,390	$1,667,182	$1,174,878
Cost of products sold	491,046	506,030	1,028,816	909,563
Gross Profit	281,834	94,360	638,366	265,315

Costs and expenses:
Salaries and wages	258,781	274,313	536,750	554,138
Selling and administrative	212,269	250,484	450,201	508,184
Total operating costs	471,050	524,797	986,951	1,062,322
Loss from operations	(189,216)	(430,437)	(348,585)	(797,007)

Other income (expense):
Other income	—	10,000	—	10,000
Interest expense	(62,301)	(53,778)	(121,018)	(103,892)
Total other expense, net	(62,301)	(43,778)	(121,018)	(93,892)
Loss before income taxes	(251,517)	(474,215)	(469,603)	(890,899)
Income tax expense	—	—	—	—

Net loss	$(251,517)	$(474,215)	$(469,603)	$(890,899)

Basic and diluted loss per common share
	$(.01)	$(.01)	$(.01)	$(.01)
Weighted average common shares outstanding (basic and diluted)	48,743,498	48,441,050	48,771,763	48,170,048

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CONTACT:

Puradyn

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com